**FIFTH AMENDMENT**
**TO**
**FEDERAL SIGNAL CORPORATION**
**SAVINGS RESTORATION PLAN**

WHEREAS, Federal Signal Corporation (the "Company") maintains the Federal Signal Corporation Savings Restoration Plan (the "Plan"); and

WHEREAS, the Plan has been amended, and further amendment of the Plan is now considered desirable;

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Benefits Planning Committee under Section 12 of the Plan, the Plan is hereby amended in the following particulars, effective January 1, 2018:

1. By adding the following new sentence to the end of subsection 2.9 of the Plan:

"Effective January 1, 2018, 'Company Contributions' shall refer to Service Based Contributions, and 'Company Contribution Account' shall be renamed 'Service Based Contribution Account', as defined in subsection 4.2 of the Plan."

2. By substituting the numeral "2" for the numeral "6" where the latter numeral appears in the first sentence of subsection 4.1 of the Plan.

3. By substituting the title "Matching and Service Based Contributions" for the title "Matching and Company Contributions" where the latter title appears in subsection 4.2 of the Plan.

4. By deleting the last sentence of the first paragraph of subsection 4.2 of the Plan.

5. By substituting the following for the second paragraph of subsection 4.2 of the Plan:

"Service Based Contributions shall be credited to the Service Based Contribution Accounts (prior to January 1, 2018, knows as the 'Company Contribution Accounts') of Participants who have satisfied the requirements of Section 3 and in accordance with the requirements of this subsection 4.2. Effective January 1, 2018, the amount of any such Service Based Contributions with respect to a

Participant shall be equal to the amount of Service Based Contributions that would have been made under the Qualified RSP Plan on the Participant's behalf, but without regard to the limits on the Participant's Compensation under Section 401(a)(17) of the Code for the applicable Plan Year. Service Based Contributions under this Plan shall be credited to such Participants' Service Based Contribution Accounts at the same time as Service Based Contributions are credited to Participants' Accounts under the Qualified RSP Plan. Additional discretionary Company Contributions may be made to the Participant's Service Based Contribution Account, in the Company's sole discretion and subject to such rules and procedures as the Committee may establish. In order to be eligible for Service Based Contributions, a Participant must be employed by the Employer on the last day of the Plan Year. Notwithstanding any provision of the Plan to the contrary, no Participant who receives Service Based Contributions under this Plan is eligible to receive Service Based Contributions under the Qualified RSP Plan."

6. By substituting the following for subsection 6.1(c) of the Plan:

"(c) Service Based Contributions Account. A Service Based Contribution Account (prior to January 1, 2018, referred to as a 'Company Contribution Account') to reflect the Service Based Contributions credited on behalf of the Participant, if applicable, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto."

7. By substituting the reference to "Service Based Contribution" for the reference to "Points-Weighted Contribution" where the latter reference appears in Section 7 of the Plan.

* * *

IN WITNESS WHEREOF, this Amendment has been executed by the Benefits Planning Committee on behalf of the Company, this 28 day of December, 2017.

FEDERAL SIGNAL CORPORATION
BENEFITS PLANNING COMMITTEE

/s/ Julie A. Cook

Vice President, Human Resources
Julie A. Cook